                                                                   EXHIBIT 2.17




                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

                                 BY AND BETWEEN



                                   TALITY, LP

                                       AND

                             NEW TALITY CORPORATION



                                   DATED AS OF

                                  JUNE 2, 2001






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                                                                   EXHIBIT 2.17




                                TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
ARTICLE I  DEFINITIONS......................................................................1
        Section 1.1   Action................................................................1
        Section 1.2   Applicable Law........................................................1
        Section 1.3   Assets................................................................1
        Section 1.4   Contracts.............................................................3
        Section 1.5   Excluded Assets.......................................................3
        Section 1.6   Excluded Liabilities..................................................3
        Section 1.7   Governmental Authority................................................3
        Section 1.8   Information...........................................................3
        Section 1.9   Insurance Policies....................................................4
        Section 1.10  Insurance Proceeds....................................................4
        Section 1.11  Insured Partnership Liabilities.......................................4
        Section 1.12  Intellectual Property.................................................4
        Section 1.13  Liabilities...........................................................4
        Section 1.14  Partnership Assets....................................................4
        Section 1.15  Partnership Balance Sheet.............................................5
        Section 1.16  Partnership Business..................................................5
        Section 1.17  Partnership Contingent Liability......................................5
        Section 1.18  Partnership Contracts.................................................6
        Section 1.19  Partnership Liabilities...............................................6
        Section 1.20  Partnership Special Gain..............................................7
        Section 1.21  Person................................................................8
        Section 1.22  Security Interest.....................................................8
        Section 1.23  Subsidiary............................................................8
        Section 1.24  Taxes.................................................................9

ARTICLE II  CONTRIBUTION AND ASSUMPTION.....................................................9
        Section 2.1   Contribution of Assets and Assumption of Liabilities..................9
        Section 2.2   Methods of Transfer and Assumption....................................9
        Section 2.3   Novation of Assumed Partnership Liabilities..........................10

ARTICLE III  LITIGATION....................................................................11
        Section 3.1   Allocation...........................................................11
        Section 3.2   Cooperation..........................................................11

ARTICLE IV  MISCELLANEOUS..................................................................12
        Section 4.1   Incorporation by Reference...........................................12
        Section 4.2   Conflicting Agreements...............................................12





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

                                                                   EXHIBIT 2.17


                   GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

        THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is entered into and effective as of June 2, 2001 by and between Tality, LP, a Delaware limited partnership (the "Partnership"), and New Tality Corporation, a Delaware corporation ("New Tality"). Capitalized terms used herein and not defined elsewhere herein shall have the meanings ascribed to them in Article I.

                                    RECITALS

        WHEREAS, New Tality is a newly formed corporation, with no assets or liabilities as of the date hereof; and

        WHEREAS, the Board of Directors of New Tality and the partners of the Partnership have each determined that it would be appropriate and desirable for the Partnership to transfer (or cause to be transferred) to New Tality, and for New Tality to receive and assume certain assets and liabilities in exchange for 100% of the stock of New Tality, on the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        Section 1.1 "Action" means any demand, action, suit, counter suit, arbitration, inquiry, audit, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

        Section 1.2 "Applicable Law"" means all laws and regulations of Governmental Authorities applicable to the transaction, property or Persons at issue.

        Section 1.3 "Assets" means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

               (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

               (ii) all apparatus, computers and other electronic data processing equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

               (iii) all inventories, parts, raw materials, supplies, work-in-process and finished goods and products;

               (iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest, lessor, sublessor, lessee, sublessee or otherwise;

               (v) all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; and all other investments in securities of any Person;

               (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

               (vii) all deposits, letters of credit and performance and surety bonds;

               (viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

               (ix) all Intellectual Property and licenses from third Persons granting the right to use any Intellectual Property;

               (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

               (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

               (xii) all prepaid expenses, trade accounts and other accounts and notes receivables;

               (xiii) all rights under contracts or agreements, all claims or rights against any Person arising from the ownership of any Asset, all rights in connection with any bids or offers and all claims, choses in action or similar rights, whether accrued or contingent;

               (xiv) all rights under Insurance Policies and all rights in the nature of insurance, indemnification or contribution;





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               (xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

               (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

               (xvii) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

        Section 1.4 "Contracts" means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under Applicable Law.

        Section 1.5   "Excluded Assets" means:

               (i) All equity interests in Subsidiaries of Tality, LP not incorporated in the United States.

               (ii) All receivables and loans owed to Tality, LP by all Subsidiaries; and

               (ii) cash held by the Partnership up to an aggregate amount of $8,266,194.

        Section 1.6   "Excluded Liabilities" means:

               (i) Any liabilities, solely relating to, arising out of or resulting from the Excluded Assets; and

               [(ii) all Insured Partnership Liabilities.]

        Section 1.7 "Governmental Authority" means any federal, state, local, foreign or international court or government of competent jurisdiction, or any political subdivision thereof, or any department, commission, board, bureau, agency, official or other regulatory, administrative body of any such government of competent jurisdiction or political subdivision thereof.

        Section 1.8 "Information" means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible form, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data.

        Section 1.9 "Insurance Policies" means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.




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        Section 1.10 "Insurance Proceeds" means those monies:

               (i) received by an insured from an insurance carrier; or

               (ii) paid by an insurance carrier on behalf of the insured; from Insurance Policies.

        Section 1.11 "Insured Partnership Liabilities" means any Partnership Liability to the extent that it is covered under the terms of Cadence Design Systems, Inc.'s ("Cadence") Insurance Policies in effect prior to the date hereof for which Partnership or any of its Subsidiaries are a named insured under, or otherwise entitled to the benefits of, such Insurance Policies.

        Section 1.12 "Intellectual Property" means all domestic and foreign patents and patent applications, together with any continuations, continuations-in-part or divisional applications thereof, and all patents issuing thereon (including reissues, renewals and re-examinations of the foregoing); design patents, invention disclosures; mask works; copyrights, and copyright applications and registrations; Web addresses, trademarks, service marks, trade names, and trade dress, in each case together with any applications and registrations therefor and all appurtenant goodwill relating thereto; trade secrets, commercial and technical information, know-how, proprietary or confidential information, including engineering, production and other designs, notebooks, processes, drawings, specifications, formulae, and technology; computer and electronic data processing programs and software (object and source code), data bases and documentation thereof; inventions (whether patented or not); registered designs, certificates of invention and all other intellectual property under the laws of any country throughout the world.

        Section 1.13 "Liabilities" means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by U.S. GAAP to be reflected in financial statements or disclosed in the notes thereto.

        Section 1.14 "Partnership Assets" means (without duplication) the following Assets (other than those Assets constituting Excluded Assets):

               (i) all Assets reflected on the Partnership Balance Sheet, subject to any dispositions of such Assets after the date of the Partnership Balance Sheet;

               (ii) all Assets that have been written off, expensed or fully depreciated that, had they not been written off, expensed or fully depreciated, would have been reflected on the Partnership Balance Sheet in accordance with the principles and accounting policies under which the Partnership Balance Sheet was prepared;

               (iii) all Assets acquired by the Partnership after the date of the Partnership Balance Sheet that would be reflected on the consolidated balance sheet date hereof if such consolidated balance sheet was prepared using the same




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        principles and accounting policies under which the Partnership Balance
        Sheet was prepared.

               (iv) all Assets that are used solely by the Partnership Business as of the date hereof but are not reflected on the Partnership Balance Sheet due to mistake or omission (as determined by Partnership in its sole and absolute discretion);

               (v) all Partnership Special Gains;

               (vi) all Partnership Contracts; and

               (vii) to the extent permitted by Applicable Law, all rights of the Partnership under any of Cadence's Insurance Policies or Partnerships' Insurance Policies.

        Section 1.15 "Partnership Balance Sheet" means the consolidated balance sheet (including the notes thereto) of the Partnership Business as of June 2, 2001.

        Section 1.16 "Partnership Business" means business of providing design engineering services, and intellectual property in connection therewith, to electronic equipment manufacturers and other customers in the United States.

        Section 1.17 "Partnership Contingent Liability" means any Liability, other than Liabilities for Taxes, of the Partnership that is reflected on, or, were it not for the reasons noted in clause (ii) below, would have been reflected on, the Partnership Balance Sheet, whenever arising, to any Person other the Partnership, if and to the extent that (i) such Liability arises out of the events, acts or omissions occurring before the date hereof and (ii) the existence or scope of the obligation the Partnership as of the date hereof with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the date hereof or as a result of the failure of such Liability to have been discovered or asserted as of the date hereof (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined); provided, however, that the only Liabilities relating to, arising out of or resulting from litigation matters pending on the date hereof that shall constitute Partnership Contingent Liabilities are Liabilities relating to, arising out of or resulting from the matters identified on Schedule 1.17. In the case of any Liability a portion of which arises out of events, acts or omissions occurring prior to the date hereof and a portion of which arises out of events, acts or omissions occurring on or after the date hereof, only that portion that arises out of events, acts or omissions occurring prior to the date hereof shall be considered a Partnership Contingent Liability. For purposes of the foregoing, a Liability shall be deemed to have arisen out of events, acts or omissions occurring prior to the date hereof if all the elements necessary for the assertion of a claim with respect to such Liability shall have occurred on or prior to the date hereof, such that the claim, were it asserted in an Action on or prior to the date hereof, would not be dismissed by a court on ripeness or similar grounds. For purposes of clarifying the foregoing, the parties agree that no Liability relating to, arising out of or resulting from any obligation of any Person to perform the executory portion of any contract or agreement existing as of the date


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hereof, or to satisfy any obligation accrued under any Employee Benefits Plan as of the date hereof, shall be deemed to be a Partnership Contingent Liability.

        Section 1.18 "Partnership Contracts" means the following contracts and agreements to which Partnership is a party or by which it or any of its Assets is bound, whether or not in writing, except for any such contract or agreement that is contemplated to be retained by Partnership pursuant to this Agreement:

               (i) any contract or agreement reflected on the Partnership Balance Sheet, including without limitation, the Specified Separation Agreements;

               (ii) any contract or agreement entered into after October 4, 2000 and designated by the Partnership (subject to the consent of New Tality, which shall not be unreasonably withheld) as a Partnership Contract;

               (iii) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement to be assigned to the Partnership; and

               (iv) any contract or agreement set forth on Schedule 1.18(iv).

        Section 1.19 "Partnership Liabilities" means (without duplication) the following Liabilities (other than those Liabilities constituting Excluded Liabilities):

               (i) all Liabilities reflected on the Tality Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Tality Balance Sheet;

               (ii) all Liabilities of the Partnership that arise after the date of the Tality Balance Sheet that would be reflected on the consolidated balance sheet of Tality as of the date hereof if such consolidated balance sheet was prepared using the same principles and accounting policies under which the Tality Balance Sheet was prepared;

               (iii) all Liabilities that are related solely to the Partnership Business on the date hereof but are not reflected on the Partnership Balance Sheet due to mistake or unintentional omission (as determined by the Partnership in its sole and absolute discretion);

               (iv) all Partnership Contingent Liabilities;

               (v) all Liabilities (other than Liabilities for Taxes), whether arising before, on or after the date hereof, solely relating to, arising out of or resulting from:

                      (1) the operation of the Partnership Business, as conducted at any time prior to, on or after the date hereof (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority));




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

                      (2) the operation of any business conducted by any member of the Partnership at any time after the date hereof (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority)); or

                      (3) any Partnership Assets; and

               (vi) all Liabilities that are expressly contemplated by this Agreement or Schedule 1.19(vii), as Liabilities to be assumed by New Tality.

        Section 1.20 "Partnership Special Gain" means any claim or other right of the Partnership that is reflected on, or, were it not for the reasons noted in clause (ii) below, would have been reflected on, the Partnership Balance Sheet, whenever arising, against any Person other than the Partnership, if and to the extent that (i) such claim or right arises out of the events, acts or omissions occurring before the date hereof (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the date hereof was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the date hereof or as a result of the failure of such claim or other right to have been discovered or asserted as of the date hereof. A claim or right meeting the foregoing definition shall be considered a Partnership Special Gain regardless of whether there was any Action pending, threatened or contemplated as of the date hereof with respect thereto. In the case of any claim or right a portion of which arises out of events, acts or omissions occurring prior to the date hereof and a portion of which arises out of events, acts or omissions occurring on or after the date hereof, only that portion that arises out of events, acts or omissions occurring prior to the date hereof shall be considered a Partnership Special Gain. For purposes of the foregoing, a claim or right shall be deemed to have accrued as of the date hereof if all the elements of the claim necessary for its assertion shall have occurred on or prior to the date hereof, such that the claim or right, were it asserted in an Action on or prior to the date hereof, would not be dismissed by a court on ripeness or similar grounds. Notwithstanding the foregoing, none of
(i) any Insurance Proceeds, (ii) any Excluded Assets, (iii) any reversal of any litigation or other reserve, and (iv) any matters relating to Taxes shall be deemed to be a Partnership Special Gain.

        Section 1.21 "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

        Section 1.22 "Security Interest" means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

        Section 1.23 "Specified Separation Agreements " means the following agreements dated as of October 4, 2000 by and among Cadence, Cadence Holdings, Inc., the Partnership, and Tality Corporation (except items (viii) and (xii), to which the parties were Cadence and the Partnership), as amended:




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               (i) Amended and Restated Master Separation Agreement (the
        "Separation Agreement");

               (ii) General Assignment and Assumption Agreement;

               (iii) Real Estate Matters Agreement;

               (iv) Master Confidentiality Agreement;

               (v) Indemnity and Insurance Matters Agreement;

               (vi) Master Intellectual Property Agreement;

               (vii) Employee Matters Agreement;

               (viii) Loaned Employee Agreement;

               (ix) Master Corporate Services Agreement;

               (x) Joint Sales Agreement;

               (xi) Joint Technology Development and Support Agreement; and

               (xii) EDA Tools Agreement.

        Section 1.24 "Subsidiary " of any Person means any other Person of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect at least a majority of the board of directors or other body performing similar functions with respect to such other Person is directly or indirectly owned or controlled (including by contract) by such first Person.

        Section 1.25 "Taxes" means any foreign or U.S. federal, state, local or municipal income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value added or any other tax, custom, tariff, impost, levy, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount related thereto, imposed by any governmental authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of the foregoing.

                                   ARTICLE II

                  CONTRIBUTION AND ASSUMPTION; NEW TALITY STOCK

        Section 2.1   Contribution of Assets and Assumption of Liabilities.





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               (a) Contribution of Assets. Partnership hereby assigns,
transfers, conveys and delivers to New Tality, and New Tality hereby accepts from the Partnership, Partnership's respective right, title and interest in and to the Partnership Assets other than the Excluded Assets.

               (b) Assumption of Liabilities. New Tality hereby assumes and agrees faithfully to perform and fulfill, all the Partnership Liabilities, other than the Excluded Liabilities, in accordance with their respective terms. Thereafter, New Tality shall be responsible for all Partnership Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or after the date hereof, regardless of where or against whom such Liabilities are asserted or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Partnership.

        Section 2.2   Methods of Transfer and Assumption.

               (a) General. It is the intent of the parties hereto that pursuant to Section 2.1 the transfer and assumption of all other Partnership Assets and Partnership Liabilities shall be made effective as of the date hereof.

               (b) Mistaken Allocations. In addition to those transfers and assumptions accurately identified and designated by the parties to take place but which the parties are not able to effect prior to the date hereof, there may exist (i) Assets that the parties discover were, contrary to this Agreement, by mistake or omission, transferred or not transferred, as the case may be, to New Tality or (ii) Liabilities that the parties discover were, contrary to this Agreement, by mistake or omission, assumed or not assumed, as the case may be, by New Tality. The parties hereto shall cooperate in good faith to effect the transfer or re-transfer of such Assets, and/or the assumption or re-assumption of such Liabilities, to or by the appropriate party with respect to the Assets to be transferred to or Liabilities to be assumed by New Tality. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for the other Person. Each party shall reimburse the other or make other financial adjustments (including cash reserves) or other adjustments to remedy any mistakes or omissions relating to any of the Assets transferred hereby or any of the Liabilities assumed hereby.

               (c) Documents Relating to Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of the Partnership Assets and the assumption of Partnership Liabilities set forth in Sections 2.2(a) and (b), simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) Partnership shall execute and deliver, and shall cause their respective Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of the Partnership's right, title and interest in and to the Partnership Assets to New Tality effected by this Agreement; and (ii) New Tality execute and deliver such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Partnership Liabilities by New Tality effected by this Agreement.





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

        Section 2.3   Novation of Assumed Partnership Liabilities.

               (a) Reasonable Commercial Efforts. Each of the parties shall use all commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all rights and obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute Partnership Liabilities or to obtain in writing the unconditional release of all parties to such arrangements so that, in any such case, New Tality shall be solely responsible for such Liabilities; provided, however, that neither of the parties shall be obligated to pay any consideration therefor to any third party from whom such consents, approvals, substitutions and amendments are requested.

               (b) Inability to Obtain Novation. If the parties are unable to obtain, or to cause to be obtained, any such required consent, approval, release, substitution or amendment, the Partnership shall continue to be bound by such agreements, leases, licenses and other obligations and, unless prohibited by law or the terms thereof (except to the extent expressly set forth in this Agreement), New Tality shall, pay, perform and discharge fully, or cause to be paid, transferred or discharged all the obligations or other Liabilities of the Partnership, thereunder from and after the date hereof. Partnership shall, without further consideration, pay and remit, or cause to be paid or remitted, to New Tality promptly all money, rights and other consideration received by it in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, Partnership shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder to the New Tality without payment of further consideration and the New Tality shall, without the payment of any further consideration, assume such rights and obligations.

        Section 2.4 Issuance and Transfer of New Tality Stock. In consideration for the assignment and assumption of the Partnership Assets and Partnership Liabilities subject to the terms and conditions of this Agreement, New Tality shall issue and transfer all of its authorized capital stock to Tality, LP.

                                   ARTICLE III

                                   LITIGATION

        Section 3.1 Allocation.

               (a) Litigation to Be Transferred to New Tality. The responsibilities for management of the litigation identified on Schedule 3.1(a) (the "Litigation Schedule"), are hereby transferred in their entirety from the Partnership to New Tality. From and after the date hereof , New Tality shall manage the defense of such litigation. The Partnership must first obtain the prior consent of New Tality for any action taken subsequent to the date hereof in connection with the litigation identified in the Litigation Schedule, which consent cannot be unreasonably withheld or delayed. All other matters relating to such litigation, including any



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

indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

               (b) Litigation to Be Defended by the Partnership at New Tality's Expense. Partnership shall defend, and shall cause its applicable Subsidiaries to defend, the litigation identified in the Litigation Schedule that is not delivered by the Partnership to New Tality on the date hereof. All other matters relating to such litigation, including indemnification for such claims, shall be governed by the provisions of the Indemnification and Insurance Matters Agreement.

        Section 3.2 Cooperation. The parties and their respective Subsidiaries shall cooperate with each other in the defense of any litigation covered under this Article III and afford to each other reasonable access upon reasonable advance notice to witnesses and Information (other than Information protected from disclosure by applicable privileges) that is reasonably required to defend this litigation. The foregoing agreement to cooperate includes an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines. The party requesting information shall reimburse the party providing information consistent with the terms of Section 4.2 of the Separation Agreement. The obligations set forth in this paragraph are more clearly defined in Section 4.2 of the Separation Agreement.

                                   ARTICLE IV

                                  MISCELLANEOUS

        Section 4.1 Incorporation by Reference. Sections 4.4 and 4.7 and all of the provisions of Article V of the Separation Agreement (except for Sections
5.13 and 5.15 thereof) are incorporated into and made a part of this Agreement, as if fully set forth herein.

        Section 4.2 Conflicting Agreements. In the event of any irreconcilable conflict between this Agreement and the Separation Agreement, any other Ancillary Agreement (as defined in the Separation Agreement) or other agreement executed in connection herewith or therewith, the provisions of such other agreement shall prevail to the extent that they specifically address the subject matter of the conflict.











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

        WHEREFORE, the parties have executed and delivered this Agreement effective as of the date first set forth above.

NEW TALITY CORPORATION                 TALITY, LP

By:    /s/ Robert P. Wiederhold        By: TALITY CORPORATION,
Name:  Robert P. Wiederhold                AS GENERAL PARTNER
Title: President and Chief Executive       By:    /s/ Duane W. Bell
       Officer                             Name:  Duane W. Bell
                                           Title: Senior Vice President,
                                                  Chief Financial Officer











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